UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

United PanAm Financial Corp.
(Exact name of registrant as specified in its charter)

California	94-3211687
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-24051

18191 Von Karman Avenue, Suite 300
Irvine, California  92612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 224-1917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 8.01 is incorporated by reference herein.

Item 1.02.  Termination of  a Material Definitive Agreement.

The information set forth under Item 8.01 is incorporated by reference herein.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth under Item 8.01 is incorporated by reference herein.  Neither financial statements nor pro forma financial information are filed with this report.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation.

Upon sale of the Automobile Receivables pursuant to the Transaction described under Item 8.01, all amounts owed under the Term Loan Facility described under Item 8.01 will become immediately due and payable.  The Company will pay off and terminate the Term Loan Facility on the closing date of the Transaction.  The information under Item 8.01 is incorporated by reference herein.

Item 8.01 Other Events.

Effective May 13, 2009, United PanAm Financial Corp. (the “Company” or “UPFC”), by and through its wholly owned subsidiary United Auto Credit Corporation (“UACC”) entered into a binding commitment to undertake a transaction (the “Transaction”) with Santander Consumer USA Inc. (“Santander”), pursuant to which UACC will sell a certain amount of its motor vehicle retail installment sales contracts (the “Automobile Receivables”) to Santander at a discount from face amount, subject to UACC’s option (which will become exercisable two years after the closing date) to repurchase the aggregate amount of remaining Automobile Receivables.  Upon closing of the Transaction, UACC will also enter into a Servicing Agreement by and between UACC and Santander (the “Servicing Agreement”). Under the Servicing Agreement, it is anticipated that UACC will continue to service the Automobile Receivables and will receive a servicing fee during the applicable period.

With the proceeds from the closing of the Transaction, the Company will pay off and terminate its Amended and Restated Receivables Financing Agreement, dated as of October 18, 2007, by and among the Company, UACC, UPFC Funding Corp., United Auto Business Operations, LLC, certain participating lenders, including Deutsche Bank AG, New York Branch, CenterOne Financial Services, LLC and Deutsche Bank Trust Company America, as amended, which is the Company’s current term credit facility (the “Term Loan Facility”).  There are no early termination penalties that will be incurred in connection with the termination of the Term Loan Facility.

The aggregate amount of Automobile Receivables that will be sold will be determined pursuant to the terms of the final Transaction documents. Proceeds from sale are expected to be in excess of the amount necessary to terminate the Term Loan Facility.  It is anticipated that the amount of Automobile Receivables sold will be greater than 10% of the book value of the Company’s consolidated assets as of March 31, 2009.

The closing of the Transaction is subject to various customary conditions, which are required to be met by May 26, 2009. A more detailed description of the purchase agreement and servicing agreement relating to the Transaction are set forth below.

Entry into a Loan Purchase Agreement

Upon closing of the Transaction, UACC will enter into a Loan Purchase Agreement (“Purchase Agreement”) with Santander. The aggregate amount of Automobile Receivables to be sold to Santander, at a discount from face amount, will be determined at closing. It is anticipated that the Purchase Agreement will provide UACC the option (which will become exercisable two years after the closing date) to repurchase the aggregate amount of the remaining Automobile Receivables. The Purchase Agreement will also provide Santander a right of first refusal if, prior to the first anniversary of the closing date, UACC desires to sell certain additional motor vehicle retail installment sales contracts.

Entry Into a Loan Servicing Agreement

Upon closing of the Transaction, UACC will also enter into a Servicing Agreement by and between UACC and Santander (the “Servicing Agreement”) and the Company will file a Current Report on Form 8-K to report the material terms of the Servicing Agreement. Under the Servicing Agreement, it is anticipated that UACC will continue to service the Automobile Receivables and will receive a servicing fee during the applicable period.

Qualifications

The foregoing description is qualified in its entirety by the fact that the Transaction is subject to various customary conditions, which are required to be met by May 26, 2009.  There is no assurance that UPFC will be able to meet these closing conditions or that all conditions will be met for the Transaction to close.  UPFC disclaims any implication that the agreements relating to the Transaction are other than agreements entered into the ordinary course of business.

This Current Report on Form 8-K may contain statements of a forward-looking nature which represent the beliefs of UPFC’s management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to UPFC, which would cause actual results to differ materially from those projected. For a discussion about factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of UPFC. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. UPFC undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United PanAm Financial Corp.
(Registrant)

Dated: May 13, 2009	By:	/s/ Arash Khazei
	Name:	Arash Khazei
	Title:	Chief Financial Officer